Exhibit 99.2

SenesTech Announces Closing of $1.5 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

PHOENIX, Ariz., April 12, 2023 – SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”) (www.senestech.com), the rodent fertility control experts and inventors of the only EPA registered contraceptive for male and female rats, ContraPest®, today announced the closing of its previously announced registered direct offering of 857,146 shares of its common stock, at a purchase price of $1.75 per share, priced at-the-market under Nasdaq rules. The Company also issued in a concurrent private placement unregistered Series C warrants (the “Series C Warrants”) to purchase up to an aggregate of 857,146 shares of common stock. The Series C Warrants have an exercise price of $1.62 per share, are immediately exercisable upon issuance, and will expire five and one-half years from the date of issuance.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering were approximately $1.5 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for general corporate purposes.

The securities described above (excluding the Series C Warrants and the shares of common stock underlying the Series C Warrants) were offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-261227) that was originally filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2021, and declared effective on May 6, 2022. The offering of such securities in the registered direct offering was made only by means of a prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus may also be obtained from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The Series C Warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the Series C Warrants and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About SenesTech

We are the experts in rat fertility control. Our passion is to create a healthy environment by better controlling rat pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups after a year. We invented ContraPest, the only U.S. EPA registered contraceptive for male and female rats. ContraPest fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses, and happy households – with a product that was designed to be effective and sustainable without killing rats. At SenesTech, we are committed to improving the health of the world by humanely managing animal populations through fertility control.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, the intended use of proceeds from the offering. Forward-looking statements may describe future expectations, plans, results or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the impacts and implications of the COVID-19 pandemic, the successful commercialization of our products, market acceptance of our products, regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143